UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

 Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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Filed by a Party other than the Registrant [  X  ]

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[      ]         Preliminary Proxy Statement

[      ]          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[      ]         Definitive Proxy Statement

[  X ]          Defininitive Additional Materials

[      ]          Soliciting Material Pursuant to § 240.14a-12

Putnam Municipal Opportunities Trust ("PMO")

(Name of Registrant as Specified In Its Charter)

Karpus Management, Inc., d/b/a Karpus Investment Management

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

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EXPLANATORY NOTE

Karpus Management, Inc., d/b/a Karpus Investment Management ("Karpus") is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission relating to the definitive proxy statement and accompanying GREEN proxy cards filed with the U.S. Securities and Exchange Commission on March 8, 2010 and to be used in connection with the Annual Meeting of shareholders of the Putnam Municipal Opportunities Trust ("PMO" or the "Fund") scheduled to be held on April 8, 2010 (the "Annual Meeting") to solicit votes in support of the election of Karpus' slate of director nominees and FOR Karpus' shareholder proposal that the Trustees promptly consider converting the Fund to an open-end format. Karpus strongly urges shareholders to read its definitive proxy statement because it contains important information.

ITEM 1. On March 31, 2010, Karpus issued the following press release:

FOR IMMEDIATE RELEASE

Karpus Investment Management Announces ISS Recommendation that Preferred Shareholders Vote For All Karpus Nominees and For Karpus' Shareholder Proposal on Green Card

Pittsford, New York, March 31, 2010 - Karpus Investment Management ("Karpus"), a shareholder of Putnam Municipal Opportunities Trust (NYSE: PMO), announces that Institutional Shareholder Services Inc. ("ISS"), a leading provider of voting advisory services to institutional investors world-wide, recommends that its preferred shareholder clients vote on the GREEN proxy card FOR Karpus' slate of nominees and FOR Karpus' proposal to convert PMO to an open-end format.

In making its recommendation, ISS noted: "On matters where interests of ARPS and common holders may diverge, such as open-end conversions, ISS provides separate recommendations for each class of stock. The implementation of Karpus' proposal would require PMO to redeem all ARPS at par value. While open-ending may not be beneficial for common holders at this time, the same does not hold true for ARPS holders. Faced with the liquidity challenges due to the collapse of the auction rate preferred market, and declining dividend rates, we believe that the advantages to the fund's ARPS holders associated with converting the fund to an open-end fund, justify replacing the current board with Karpus' nominees. As such, supporting Karpus' nominees and a vote FOR Karpus' proposal to convert the fund to an open-end fund is warranted for ARPS holders."

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END OF RELEASE

Karpus Investment Management is an independent, fee-based Registered Investment Advisory firm with offices at 183 Sully's Trail, Pittsford, New York 14534.